Exhibit 99.(a)(1)(G)

COHERENT, INC.

April 8, 2008

Election Amendment Review

Plan	Grant Date	Option Number	Original Exercise Price Per Share	Number of Options Subject To Outstanding Option	Number of Options Subject to 409A/Eligible for Amendment	Actual Grant Date	Fair Market Value of Coherent Common Stock on Actual Grant Date	Cash Payment
$
$
$
$
$
$

Please note that you may withdraw your election by submitting a properly completed and signed Election/Withdrawal form prior to the expiration date which will be 5:00 p.m. Pacific Time on May 9, 2008, unless we extend the offer.

If you have exercised any of the options or portions of the options listed above, those options to the extent exercised are no longer eligible options.  Your election with respect to such options to the extent exercised will not be respected and you will not be entitled to any cash payment with respect to such options to the extent exercised.

Is this information correct?  If yes, click PROCEED TO CONFIRMATION button to continue.  If no, click RETURN TO PREVIOUS SCREEN button.

RETURN TO PREVIOUS SCREEN	PROCEED TO CONFIRMATION